Exhibit 10.35.2

AMENDMENT NUMBER ONE TO
THE COCA-COLA EXPORT CORPORATION
INTERNATIONAL THRIFT PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2011

WHEREAS, Section 6.1 of The Coca-Cola Export Corporation International Thrift Plan, as amended and restated effective January 1, 2011 (the “Plan”) provides that the Global Benefits Committee (the “Committee”) has the authority to amend the Plan; and

WHEREAS, the Committee desires to amend the Plan to freeze participation and to make certain changes related to employer contributions to Members' Accounts;

NOW, THEREFORE, the Committee hereby amends the Plan as follows effective as of the dates specified herein.

1.

The following definition of “Annual Interest Rate” shall be added as follows:

“Annual Interest Rate shall mean the six-month U.S. Treasury bill yield in effect on September 30 of the Plan Year immediately prior to the applicable Plan Year, plus 150 basis points.”

2.

The definition of “Crediting Date” shall be amended as follows:

“Crediting Date shall mean the last business day of each month during the Plan Year, or such other date selected by the Committee for allocating interest to Members' Accounts.”

3.

The following definition of “Interest Credits” shall be added as follows:

”Interest Credits shall mean the interest credit added to the Member's Account as described in Section 3.5.”

4.

The following definition of “Prior Plan” shall be added as follows:

”Prior Plan shall mean the Plan as amended and restated effective January 1, 2011 without any subsequent amendments.”

5.

The following Section 3.5 shall be added as follows:

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“3.5
A Member's Account will be credited with an Interest Credit at the end of each month in a Plan Year. The Interest Credit shall equal the product of the Annual Interest Rate for the Plan Year (expressed as a monthly prorated rate) and the balance of the Member's Account as of the first day of each month of such Plan Year. For example, the Annual Interest Rate for the Plan Year beginning January 1, 2012 and ending December 31, 2012, prorated monthly, will be multiplied by the Member's Account as of January 1, 2012. The Interest Credit in this example would be credited to the Member's Account as of January 31, 2012.

No additional Interest Credits shall be added to the Member's Account on or after the Member's Separation from Service.”

6.

Section 5.3, “Valuation of Account” shall be amended as follows:

“5.3
Valuation of Account. The value of a Member's Account shall be calculated as follows: i) the cash value of the Member's Account as of December 31, 2011 (calculated in accordance with the definition of Valuation of Account in the Prior Plan); plus ii) interest accrued since January 1, 2012.”

7.
Effective immediately prior to midnight on December 31, 2010, the Plan is amended by adding the following new Article IX (“Plan Freeze”) to the Plan Document:

“ARTICLE IX
PLAN FREEZE

9.1
Freeze of Plan. Notwithstanding any other provision of the Plan, the Plan shall be frozen, effective immediately prior to midnight on December 31, 2011 (the “Freeze Date”). This Article IX shall supersede any and all contrary provisions of the Plan.

9.2
Cessation of All Contributions. After the Freeze Date, and with the exception of Interest Credits described in Section 3.5, no contributions of any kind shall be made to the Plan, other than contributions attributable to Compensation paid on or prior to the Freeze Date. This includes (where applicable and without limitation) hypothetical contributions, hypothetical dividends, hypothetical shares and any other contribution.

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment One.

GLOBAL BENEFITS COMMITTEE

By: /s/ Sue Fleming_________________

Date: 9/29/11_____________________

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